Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2019 SECOND QUARTER FINANCIAL RESULTS

Sales Increase $3.8 Million, or 8%, Over the Prior Year Second Quarter, and Increase 10% in Constant Currency, with Growth in Both the Enterprise and Education Divisions

All Access Pass and Related Sales Increase 33% Year-Over-Year

Results of Operations Improve by $1.6 Million Compared with the Prior Year Second Quarter

Adjusted EBITDA Improves $1.6 Million ($2.1 Million in Constant Currency) Compared with the Second Quarter of Fiscal 2018

Operating Cash Flows Increase 43% to $13.4 Million in Fiscal 2019 Compared with $9.4 Million for the First Two Quarters of Fiscal 2018

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its second quarter of fiscal 2019, which ended on February 28, 2019.

Introduction

Following the launch of the All Access Pass (AAP) in fiscal 2016, the Company began a major transition in its business model and in its interaction with clients.  Previously, Franklin Covey sold content and solutions one course, or one solution at a time, and often to only one team at a time.  However, three years ago the Company determined that it could better serve its clients, and substantially expand the breadth and depth of its client impact by providing its world-class content and offerings through subscription-based offerings and services, featuring the All Access Pass in the Enterprise Division and The Leader in Me membership service in the Education Division.  These new offerings are changing the way in which clients engage with the Company; the extent of both the impact and reach they can have within their organizations; and the flexibility and agility with which they can develop leaders and teams to improve their organization’s results.  Reflecting this strong client impact:

•	All Access Pass and related sales grew 33% year-over-year
•	All Access Pass subscribers increased 29% year-over-year
•	Deferred Revenue (billed and unbilled) grew 36%, or $17.0 million, compared with the second quarter of fiscal 2018
•	Contracted Subscription and Related Revenue grew 23% compared with the second quarter of last year

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are very pleased with the trajectory of our results for the second quarter and first half of fiscal 2019, which exceeded our expectations, and produced increased sales, increased gross profit, improved operating results, and a significant increase in Adjusted EBITDA in the quarter, fiscal year, and for the latest 12 months.  These financial results reflect the growth and impact of our high recurring revenue, high-margin, high flow-through, low capital intensity subscription business model.”

Whitman added, “There are three key takeaways for the quarter:  First, our strong results for the second quarter and first half of fiscal 2019 confirm our expectation of achieving a 50% - 80% increase in Adjusted EBITDA for the full fiscal year.  During the second quarter, revenue grew 8%, or $3.8 million, to $50.4 million, with growth occurring in both our Enterprise and Education Divisions, and our Adjusted EBITDA improved $1.6 million over last year.  On a constant currency basis, our revenues grew 10% and Adjusted EBITDA improved $2.1 million compared with the prior year.  For the first two quarters of fiscal 2019 revenues grew 10%, or $9.7 million, to $104.2 million and Adjusted EBITDA improved $4.2 million compared with the prior year.  On a constant currency basis our fiscal 2019 year-to-date revenue grew 11% and Adjusted EBITDA increased $4.8 million.”

“Second, our subscription-based model is driving our overall growth, attractive subscription metrics, and compelling economics.  In the second quarter of fiscal 2019, All Access Pass and related sales, and the number of paying subscribers grew rapidly.  For the first two quarters of fiscal 2019, our All Access Pass and related sales grew 42% over the same period last year.”

“Third, we are continuing to aggressively expand our sales force to take advantage of what we believe is an extraordinary sales force expansion opportunity.  Our subscription model’s compelling economics and resultant one-year payback period for a new sales hire creates compelling unit expansion economics, and we have significant headroom for sales force growth.  We are executing on this opportunity.  Over the next three years we expect to add at least 75 new client partners to our existing base of 230, including at least 20 this year.”

Whitman concluded, “With continued strong Enterprise Division results combined with a planned aggressive expansion of the sales force, and expected ongoing improvements in Education Division operations, especially in the fourth quarter of fiscal 2019, we believe we will be positioned to accelerate our revenue, Adjusted EBITDA, and cash flow growth during fiscal 2019 and in future periods.”

During the second quarter of fiscal 2019, the Company’s transition to a subscription-based model continued the strong momentum generated in fiscal 2018 and the first quarter of fiscal 2019 with the following results:

Financial Overview

The following is a summary of key financial results for the quarter ended February 28, 2019:

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Net Sales:  Consolidated revenue for the second quarter of fiscal 2019 increased 8% to $50.4 million, an increase of $3.8 million, compared with net sales of $46.5 million in the second quarter of fiscal 2018.  Excluding the impact of foreign exchange, the Company’s consolidated sales grew 10% compared with the prior year.  Enterprise Division sales increased 8% to $39.3 million, a $3.0 million increase compared with $36.3 million in last year’s second quarter.  Excluding the impact of foreign exchange, Enterprise Division sales grew 10% compared with the prior year.  Enterprise Division sales were favorably impacted by increased direct office revenues, both domestically and internationally, as well as by growth in its government services revenues.  The second quarter acquisition of the licensee that served Germany, Switzerland, and Austria (GSA) added $0.5 million of new international direct offices revenues and is expected to provide significant future growth opportunities.  Education Division revenues also increased 8% to $9.7 million, an increase of $0.7 million, compared with $9.0 million in the second quarter of fiscal 2018.

▪
Adoption of ASC 606:  On September 1, 2018, the Company adopted the new revenue recognition rules found in Accounting Standards Codification (ASC) Topic 606.  The adoption of this standard increased reported sales by $0.5 million, primarily in the Education Division, and decreased the loss from operations by $0.4 million during the quarter ended February 28, 2019.  The financial statement results referenced in this press release include the impact of the adoption of ASC Topic 606.

▪
Deferred Subscription Revenue and Unbilled Deferred Revenue:  During the second quarter of fiscal 2019, the Company’s subscription and subscription-related revenue grew 16% to $23.4 million compared with $20.2 million in the second quarter of the prior year.  At February 28, 2019, the Company had $64.5 million of billed and unbilled deferred subscription revenue, a 36% increase, or $17.0 million, over $47.5 million at the end of last year’s second quarter.  The Company’s balance of deferred subscription revenue (billed) grew 23% in the second quarter to $39.6 million, an increase of $7.5 million compared with the end of last year’s second quarter.  The Company’s balance of unbilled deferred subscription revenue increased to $25.0 million at February 28, 2019, which represents a 61%, or $9.5 million increase over unbilled deferred revenue at the end of last year’s second quarter.  Unbilled deferred revenue represents business that is contracted but unbilled and excluded from the Company’s balance sheet.

▪
Gross profit:  Second quarter 2019 gross profit increased 8% to $35.4 million compared with $32.7 million in the prior year.  The increase in gross profit was primarily due to increased sales as described above.  The Company’s gross margin for the quarter ended February 28, 2019 remained strong at 70.2 percent of sales compared with 70.3 percent in the second quarter of fiscal 2018.

▪
Operating Expenses:  Although the Company’s selling, general, and administrative (SG&A) expenses for the quarter increased by $0.8 million compared with the prior year, as a percentage of revenue, SG&A expenses improved to 71.3% compared with 75.4% in the second quarter of fiscal 2018.  The increase in SG&A expense was primarily related to increased associate costs resulting from increased commissions on higher sales and the addition of GSA personnel, who were formerly employed by a licensee.

▪
Operating Income (Loss):  The Company reported a loss from operations for the second quarter, but its loss improved by $1.6 million to $(3.6) million compared with $(5.1) million in the second quarter of the prior year.  Excluding the impact of foreign exchange, the Company’s operating loss improved by $2.0 million compared with the prior year.

▪
Adjusted EBITDA:  Adjusted EBITDA for the second quarter improved $1.6 million to $1.0 million, compared with a loss of $(0.7) million in the second quarter of fiscal 2018.  In constant currency, Adjusted EBITDA in the second quarter improved $2.1 million compared to the second quarter of fiscal 2018.

▪
Income Taxes:  The lower tax benefit rate in the second quarter of fiscal 2019 was primarily due to changes resulting from the 2017 Tax Act, and included a reduced U.S. statutory rate, tax expense from Global Intangible Low-taxed Income, nondeductible expenses, and effective foreign tax rates which were significantly higher than the U.S. federal statutory rate.  In addition, the Company recorded a one-time income tax benefit of $1.2 million during the second quarter of fiscal 2018 as a provisional estimate of the effects of the 2017 Tax Act.

▪
Net Income (Loss):  The Company reported a second quarter 2019 net loss of $(3.5) million compared with a net loss of $(2.7) million in the second quarter of fiscal 2018, reflecting the sharply reduced income tax benefit described above.

▪
Cash Flows from Operating Activities:  The Company’s cash flows from operating activities increased 43%, or $4.0 million, to $13.4 million through the first two quarters of fiscal 2019, compared with $9.4 million through the first two quarters of fiscal 2018.

▪
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $13.1 million of cash at February 28, 2019, compared with $10.2 million at August 31, 2018.  At February 28, 2019, the Company had $21.6 million of available borrowing on its revolving line of credit facility.

▪
Fiscal 2019 Outlook:  The Company reaffirms its previously announced Adjusted EBITDA guidance for fiscal 2019, which is expected to be in the range of $18 million to $22 million, excluding the impact of foreign exchange, compared with $11.9 million in fiscal 2018.

Fiscal 2019 Year-to-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2019 increased 10% to $104.2 million compared with $94.5 million in the first half of fiscal 2018.  Excluding the impact of foreign exchange, the Company’s sales grew 11% over the first two quarters of the prior year.  Enterprise Division sales increased 10% to $81.5 million compared with $73.8 million for the first two quarters of fiscal 2018.  Excluding the impact of foreign exchange, Enterprise Division sales increased 12% over the first half of fiscal 2018.  Enterprise Division sales were favorably impacted by increased direct office revenues, both domestically and internationally, increased government services sales, and increased international licensee revenues.  Education Division revenues also increased 10% to $20.0 million compared with

$18.2 million in the first two quarters of the prior year.  Consolidated gross profit for the first two quarters of fiscal 2019 was $72.1 million compared with $65.6 million in the first two quarters of the prior year.  Gross margin for the first half of fiscal 2019 was consistent with the prior year at 69.2% compared with 69.4% in the first half of fiscal 2018.

Selling, general, and administrative expenses for the first two quarters of fiscal 2018 increased $1.6 million compared with the first half of fiscal 2018, but decreased as a percent of revenue to 67.7% compared with 72.9% in the first two quarters of fiscal 2018.  The increase was primarily due to increased commissions on higher sales, new sales and sales related personnel, and personnel at the Company’s new GSA direct office.  Depreciation expense increased $1.0 million primarily from significant information systems investments in fiscal 2018.  The Company’s loss from operations through February 28, 2019 improved to $(4.2) million compared with a loss of $(8.4) million in the first half of fiscal 2018.  Adjusted EBITDA for the two quarters ended February 28, 2019 improved $4.2 million to $4.1 million compared with a $(0.1) million loss through the first two quarters of fiscal 2018.  Excluding the impact of foreign currency, Adjusted EBITDA for the first half of fiscal 2019 increased $4.8 million compared with the prior year.  Net loss for the first two quarters of fiscal 2018 was $(4.9) million, or $(.35) per share, compared with a $(5.1) million loss, or $(.37) per share, in the first half of fiscal 2018.  The Company’s net loss during fiscal 2019 was impacted by the significant reduction in its effective tax benefit rate as previously described.

Earnings Conference Call

On Thursday, April 4, 2019, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 28, 2019.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 48424109.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/gsu2t2mh.  A replay will be available from April 4 (7:30 p.m. ET) through April 11, 2019 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 48424109#.  The webcast will remain accessible through April 11, 2019 on the Investor Relations area of the Company’s Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2019; expected growth and profitability of the subscription-based business model; expected growth and profitability of the Education Division; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income taxes, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018

Net sales	$50,356	$46,547	$104,185	$94,479

Cost of sales	14,990	13,803	32,037	28,867
Gross profit	35,366	32,744	72,148	65,612

Selling, general, and administrative	35,925	35,097	70,568	68,921
Depreciation	1,697	1,379	3,251	2,280
Amortization	1,300	1,395	2,538	2,791
Loss from operations	(3,556)	(5,127)	(4,209)	(8,380)

Interest expense, net	(371)	(638)	(975)	(1,125)
Loss before income taxes	(3,927)	(5,765)	(5,184)	(9,505)

Income tax benefit	410	3,025	310	4,373
Net loss	$(3,517)	$(2,740)	$(4,874)	$(5,132)

Net loss per common share:
Basic and diluted	$(0.25)	$(0.20)	$(0.35)	$(0.37)

Weighted average common shares:
Basic and diluted	13,937	13,867	13,927	13,796

Other data:
Adjusted EBITDA(1)	$964	$(668)	$4,133	$(66)

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(3,517)	$(2,740)	$(4,874)	$(5,132)
Adjustments:
Interest expense, net	371	638	975	1,125
Income tax benefit	(410)	(3,025)	(310)	(4,373)
Amortization	1,300	1,395	2,538	2,791
Depreciation	1,697	1,379	3,251	2,280
Stock-based compensation	1,043	779	1,989	1,736
Increase in contingent consideration liabilities	52	477	76	652
Licensee transition costs	428	-	488	-
ERP implementation costs	-	429	-	855

Adjusted EBITDA	$964	$(668)	$4,133	$(66)

Adjusted EBITDA margin	1.9%	-1.4%	4.0%	-0.1%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018
Sales by Division/Segment:
Enterprise Division:
Direct offices	$36,414	$33,275	$74,885	$67,471
International licensees	2,906	3,046	6,583	6,366
	39,320	36,321	81,468	73,837
Education Division	9,698	9,007	20,044	18,183
Corporate and other	1,338	1,219	2,673	2,459

Consolidated	$50,356	$46,547	$104,185	$94,479

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$27,294	$24,881	$54,364	$49,442
International licensees	2,221	2,364	5,084	4,866
	29,515	27,245	59,448	54,308
Education Division	5,429	5,163	11,822	10,593
Corporate and other	422	336	878	711

Consolidated	$35,366	$32,744	$72,148	$65,612

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$2,543	$1,331	$6,183	$3,723
International licensees	1,218	1,162	2,846	2,572
	3,761	2,493	9,029	6,295
Education Division	(909)	(1,151)	(1,174)	(1,993)
Corporate and other	(1,888)	(2,010)	(3,722)	(4,368)

Consolidated	$964	$(668)	$4,133	$(66)

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2019	2018
Assets
Current assets:
Cash	$13,108	$10,153
Accounts receivable, less allowance for
doubtful accounts of $4,185 and $3,555	50,591	71,914
Inventories	2,840	3,160
Income taxes receivable	-	179
Prepaid expenses and other current assets	12,879	14,757
Total current assets	79,418	100,163

Property and equipment, net	19,725	21,401
Intangible assets, net	50,146	51,934
Goodwill	24,220	24,220
Deferred income tax assets	5,652	3,222
Other long-term assets	11,015	12,935
	$190,176	$213,875

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$7,813	$10,313
Current portion of financing obligation	2,211	2,092
Accounts payable	7,933	9,790
Income taxes payable	107	-
Deferred revenue	45,209	51,888
Accrued liabilities	16,074	20,761
Total current liabilities	79,347	94,844

Line of credit	8,376	11,337
Term notes payable, less current portion	1,875	2,500
Financing obligation, less current portion	17,844	18,983
Other liabilities	7,490	5,501
Deferred income tax liabilities	210	210
Total liabilities	115,142	133,375

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	212,960	211,280
Retained earnings	55,552	63,569
Accumulated other comprehensive income	470	341
Treasury stock at cost, 13,109 and 13,159 shares	(195,301)	(196,043)
Total shareholders' equity	75,034	80,500
	$190,176	$213,875